Exhibit 99.1

READY CAPITAL CORPORATION APPOINTS GARY TAYLOR AS CHIEF OPERATING OFFICER

New York, NY — April 3, 2019 - Ready Capital Corporation (NYSE:RC) (“Ready Capital” or the “Company”) today announced that Gary Taylor has been appointed Chief Operating Officer, effective April 2, 2019.

“Gary brings to Ready Capital deep sector expertise across multiple asset classes including small balance commercial real estate lending during his extensive career. His impressive history and wide ranging relationships cultivated will serve him well in his role of COO. We are confident that Gary is the ideal candidate that can step into this leadership role to execute our strategies and build upon the team’s recent achievements,” stated Chief Executive Officer Thomas Capasse.

Mr. Taylor served as President and Chief Operating Officer of Newtek Business Credit, since 2015.  Prior to that, Mr. Taylor was Managing Director at Brevet Capital Management, and before that he was Chief Operating Officer of CIT Small Business Lending.  Earlier in his career, Mr. Taylor held numerous roles within the financial services industry including Lehman Brothers, Moody’s Investor Service, AT&T Capital Corporation, Resolution Trust Corporation, First Chicago Bank & Trust, and Chase Manhattan Bank.

About Ready Capital Corporation

Ready Capital Corporation (NYSE: RC) is a multi-strategy real estate finance company that originates, acquires, finances and services small- to medium-sized balance commercial loans. Ready Capital specializes in loans backed by commercial real estate, including agency multifamily, investor and bridge as well as SBA 7(a) business loans. Headquartered in New York, New York, Ready Capital employs over 400 lending professionals nationwide. The company is externally managed and advised by Waterfall Asset Management, LLC.

Contact

Investor Relations
Ready Capital Corporation
212-257-4666

InvestorRelations@readycapital.com